NEWS RELEASE

American Commences Drilling at West Douglas

Denver, August 16, 2007 — American Oil & Gas Inc. (AMEX: AEZ) announced today that drilling operations have recently commenced on the State Deep 7-16 well at its West Douglas project.  The well is currently drilling below 5,400 feet toward the targeted total depth of approximately 14,500’ in order to evaluate the productive potential of a number of formations including the Steele, Niobrara, Frontier, Mowry and Dakota.  Halliburton is project manager.

On July 2, 2007 American announced that it had signed a West Douglas participation agreement with Red Technology Alliance, LLC whereby RTA will fund 100% of the drilling and, if warranted, the completion costs of a deep test well.  In return, RTA will earn a 50% working interest in the approximate 40,000 gross acre West Douglas project in Converse County, Wyoming.  American’s West Douglas project is located west of the Fetter Project acreage, along the southern basin bounding fault in the Powder River Basin and is part of American’s Douglas project area.  American currently owns a 90% working interest in the West Douglas acreage position and privately held North Finn LLC owns the remaining 10%.  American will own a 45% carried working interest in the test well and will retain a 45% working interest in the West Douglas undrilled acreage.

At the Hageman 16-34H well in the Company’s Fetter field, re-entry operations have resulted in the determination that the existing wellbore is not suitable for re-entry operations to continue to the targeted Frontier formation as originally planned.  This determination has resulted in the decision to move the rig within the same location and commence operations to drill a new horizontal well.  Preliminary activities are underway to move the rig with drilling operations expected to commence shortly.

American Oil & Gas Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas Inc. is available via the Company’s website at www.americanog.com.

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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenues, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas Inc. and does not necessarily include the views of any other person or entity.

Contact: Andrew Calerich, President	Neal Feagans, Investor Relations

303.991.0173 Fax: 303.595.0709 1050 17th Street, Suite 2400 — Denver, CO 80265	Feagans Consulting, Inc 303.449.1184

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